Exhibit 99.1

FOR IMMEDIATE RELEASE
July 23, 2009

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Appointment of Board Member Kenneth Keymer
as Chief Operating Officer

CARLSBAD, Calif., July 23/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced that Kenneth L. Keymer, a member of the Company’s Board of Directors, has been named to the Company’s newly created role of Chief Operating Officer, effective July 27. Concurrent with the appointment, he will resign his position with the Board.

As COO, Mr. Keymer will be responsible for all operations related to selling to and servicing bars and restaurants. He will manage site sales, account management and all installation and service operations. He will report directly to Terry Bateman, the Company’s Chief Executive Officer.

“Ken has made an immediate impact on our Board, and I have gained a lot of respect for him and his operational skills during these last several months,” Mr. Bateman said. “His deep background in restaurant operations and dedication to superior service will serve us well in this newly created role, as he will work to ensure NTN achieves industry-leading operational and customer service excellence in support of our business strategy.”

“I look forward to this opportunity to lead an effort to enhance NTN’s operational effectiveness,” Mr. Keymer said. “I am excited about our strategic direction and positioning as a leader in interactive entertainment. As COO, I will be able to contribute directly to the execution of that strategy.”

Mr. Keymer has served as a member of the Board since November 2008 and has nearly 30 years of experience as an executive in large restaurant chain operations. He previously served as CEO of VICORP Restaurants between April 2007 and May 2008, where he oversaw the operations of 390 restaurants under the Baker’s Square and Village Inn brand names, two commissaries and a dessert manufacturing operation. He led a senior executive team in developing sales- and profit-enhancing menu initiatives and prototype designs, successfully reducing losses and improving profitability. He had served as a member of VICORP’s Board of Directors since July 2005 before additionally becoming CEO at the request of the Board of Directors and investors.

Mr. Keymer served as CEO of 1,800-unit AFC Enterprises between September 2005 and May 2007, having been President of that publicly traded company’s Popeyes Chicken and Biscuits business segment between June 2004 and September 2005. In those capacities, he was instrumental in enhancing relations with the investment community, achieving new unit growth of approximately 10% per year, broadening the menu and leading the company through the crisis of Hurricane Katrina, which severely impacted one of its most important geographic regions.  In the 1984 through 1986 period, he had been a Vice President of Popeyes.

Prior to June 2004, he was President, Co-CEO and Board member of Noodles & Company; President, COO and Board member of Sonic Corporation and its subsidiaries; Executive Vice President of Perkins Family Restaurants; Senior Vice President of Boston Chicken; Vice President of Taco Bell Corporation; V.P. Operations and Human Resources with Sambos Restaurants; and Director of Human Resources for Hardee’s Food Systems.  Prior to beginning his foodservice career in 1979, he held positions with the Office of the Chief of Naval Operations and the Defense Intelligence Agency.  He holds an M.S.A in Information Technology from George Washington University and a B.S. in Engineering from the U.S. Naval Academy.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for 25 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 3,760 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau. Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include corporate governance matters, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

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